Exhibit 99.1

II-VI Incorporated Declares a Quarterly Dividend on Series A Mandatory

Convertible Preferred Stock

PITTSBURGH, Aug. 26, 2020 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI) today announced that its Board of Directors has declared a quarterly dividend of $2.80 per share on its 6.00% Series A Mandatory Convertible Preferred Stock (Nasdaq: IIVIP). The quarterly dividend will be payable in cash on October 1, 2020, to shareholders of record as of September 15, 2020.

About II-VI Incorporated

II-VI Incorporated (the “Company”), a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers.

CONTACT:	Mary Jane Raymond
Treasurer and Chief Financial Officer
investor.relations@ii-vi.com
www.ii-vi.com/contact-us

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T. 724.352.4455 | ii-vi.com	1